Exhibit 99.20

EXECUTION VERSION

EXCHANGE AGREEMENT

by and among

ESL PARTNERS, L.P.

and

EDWARD S. LAMPERT

and

SERITAGE GROWTH PROPERTIES, L.P.

and

SERITAGE GROWTH PROPERTIES

June 26, 2015

i

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT, dated as of June 26, 2015 (this “Agreement”), by and among SERITAGE GROWTH PROPERTIES, a Maryland real estate investment trust (the “Company”), SERITAGE GROWTH PROPERTIES, L.P., a Delaware limited partnership of which the Company is the general partner (the “Operating Partnership”) and ESL Partners, L.P., a Delaware limited partnership, and Edward S. Lampert, a United States citizen (each a “Holder” and together, the “Holders”).

WHEREAS, Sears Holdings Corporation (“SHC”) has announced its intent to undertake a separation transaction whereby it will cause its Subsidiaries to sell to one or more Subsidiaries of the Company certain properties and/or one or more of its Subsidiaries owning certain properties and lease such properties back from the Company and/or such Subsidiaries, and, in connection therewith, the Company, through a pro rata distribution by SHC to holders of shares of its common stock, par value $0.01 per share (the “SHC Common Stock”) of rights (the “Rights”), each of which entitles the holder to purchase one half of one Class A common share of beneficial interest, par value $0.01 per share, of the Company (the “Shares”), will become a new publicly traded real estate investment trust (a “REIT”) under the Code (as defined herein) (the “Rights Offering”);

WHEREAS, pursuant to Section 856(d)(2)(B) of the Code, rents received or accrued, directly or indirectly, from any Person in which a REIT owns, directly or indirectly, 10% or more of the vote or value of shares of all classes of stock are excluded from the definition of “rents from real property” under Section 856(d) of the Code and therefore are not qualifying income for purposes of the gross income tests under Section 856(c)(2) and (3) of the Code (the “Related Party Tenant Rule”);

WHEREAS, Article VII of the Declaration of Trust of the Company (the “Company DOT”) contains restrictions on the ownership and transfer of stock of the Company, including provisions that prohibit any Person from owning stock of the Company if such ownership would cause any income of the Company to fail to qualify as “rents from real property” for purposes of Section 856(d) of the Code;

WHEREAS, absent a realignment of the interests of the Holders, if the Holders were to exercise all Rights received by the Holders pursuant to the Rights Offering, for purposes of the Related Party Tenant Rule, the Company would own, directly or indirectly, 10% or more of SHC, in part by virtue of the Beneficial Ownership by the Holders of 10% or more of both SHC and the Company;

WHEREAS, if, for purposes of the Related Party Tenant Rule, the Company were to own, directly or indirectly, 10% or more of SHC, the Company would not be expected to meet the gross income tests under Section 856(c)(2) and (3) of the Code, and therefore would not qualify to be taxed as a REIT; and

WHEREAS, in connection with the proposed separation transaction, and so that the Company may qualify to be taxed as a REIT, the Holders and the Company have agreed to exchange any and all Rights held by the Holders as of immediately prior to the closing of the Rights Offering the “Rights Offering Closing”) that would, if exercised, result in the Holders Beneficially Owning more than 3.2% of the aggregate value or number of all of the common shares of beneficial interest of the Company outstanding immediately following the Rights Offering Closing, calculated in accordance with Section 2.3 (such Rights, the “Excess Rights”), together with cash as provided herein, for units representing limited partnership interests in the Operating Partnership (the “Partnership Units”) and Class B common shares of beneficial interest, par value $0.01 per share (the “Class B Shares”) of the Company, subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants in this Agreement contained, the parties agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; provided, that each of the Holders and their respective Affiliates (other than the Company, the Operating Partnership and SHC) shall not be deemed to be an Affiliate of the Company, the Operating Partnership or SHC, and vice versa.

“Beneficial Ownership” shall mean ownership of securities by a Person who would be treated as an owner of such securities within the meaning of Section 856(d)(2)(B) of the Code either directly, indirectly or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Beneficial Owner,” “Beneficially Own,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

“Business Day” means any day other than the days on which banks in New York, New York are required or authorized to remain closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Exchange Shares Purchase Price” means the product obtained by multiplying (a) the aggregate number of Exchange Shares to be received by the Holders in the Exchange by (b) $0.53.

“Exchange Units Purchase Price” means the product obtained by multiplying (a) the aggregate number of Excess Units to be received by the Holders in the Exchange by (b) $29.58.

“Exchange Rate” shall mean one (1) Partnership Unit per one (1) Share.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, whether federal, state, local or foreign, and any applicable industry self-regulatory organization.

“Law” means applicable statutes, common law, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines or interpretations having the force of law, permits, rules and bylaws, in each case, of a Governmental Authority.

“Purchase Price” means amount in cash in U.S. dollars equal to the sum of (a) the Exchange Units Purchase Price and (b) the Exchange Shares Purchase Price.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture, group or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, more than 50% of the equity interests of the second Person).

Index of Defined Terms

	Page		Page

Affiliate	2	Holder Shares	8
Agreement	1	Holders	1
Beneficial Ownership	2	Law	2
Business Day	2	Operating Partnership	1
Class B Shares	2	Partnership Agreement	5
Closing	5	Partnership Units	2
Code	2	Person	3
Company	1	Purchase Price	2
Enforceability Exceptions	6	REIT	1
Excess Rights	2	Rights Offering	1
Exchange	5	Rights Offering Closing	2
Exchange Interests	5	Securities Act	3
Exchange Rate	2	Shares	1
Exchange Shares	5	SHC	1
Exchange Shares Purchase Price	2	SHC Common Stock	1
Exchange Units	5	Subsidiary	3
Exchange Units Purchase Price	5	Transactions	6
Governmental Authority	2	Transfer	11

2. Exchange.

2.1. Exchange. Subject to and upon the terms and conditions set forth in this Agreement, the Company, the Operating Partnership and the Holders hereby agree that at the Closing, all of the Holders’ Excess Rights that would otherwise be exercisable for Shares may be tendered to the Company together with the Purchase Price in exchange for the issuance and sale to the Holders of their pro rata portion of (a) Partnership Units (the “Exchange Units”) at the Exchange Rate and (b) such number of Class B Shares (the “Exchange Shares,” and together with the Exchange Units, the “Exchange Interests”) as are required for the Holders to hold, in the aggregate and taking into account all Shares to be held by the Holders, 9.8% of the voting power of the Company immediately following the Rights Offering Closing (collectively, the “Exchange”); provided, that notwithstanding the Holders’ exercise of the foregoing right, the Holders shall have the right to exercise its over-subscription privilege relating to its Excess Rights (as described in the Company’s Registration Statement on Form S-11) to the same extent as it would have if it were to exercise such Excess Rights for Shares, except that in lieu of Shares, the Holders shall receive additional Exchange Units at the Exchange Rate for each Share that would have been issuable pursuant to the exercise of such over-subscription privilege.

2.2. Exchange Closing. The closing of the Exchange (the “Closing”) shall occur immediately prior to the Rights Offering Closing. At the Closing, (a) the Holders shall (i) deliver to the Company all of the Excess Rights, free and clear of all liens, together with any necessary or appropriate instruments of transfer relating thereto, and (ii) pay, or cause to be paid, to Operating Partnership or its designee the Purchase Price, (b) each of the Holders and the Operating Partnership shall execute the amended and restated agreement of limited partnership of Operating Partnership (the “Partnership Agreement”) and (c) the Operating Partnership shall issue to the Holders free and clear of all liens, and deliver to the Holders evidence of book-entry notations representing the Exchange Interests (in each case, pro rata based on the number of Rights held by each Holders prior to the Exchange), together with a copy of the executed Partnership Agreement with a notation evidencing the Holders as the holders of the Exchange Units and a duly executed certificate evidencing the Exchange Shares; provided, however, that the delay or failure by any party to satisfy its obligations pursuant to this sentence shall not in any way delay or invalidate the automatic exchange effectuated pursuant to Section 2.1.

3. Representations and Warranties of the Company. The Company and the Operating Partnership hereby represent and warrant to the Holders, as of the date hereof and as of the Closing, as follows:

3.1. Existence and Power. The Company is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite trust power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement. The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

3.2. Capitalization.

(a) The authorized shares of beneficial interest of the Company consist of 100,000,000 Shares, 50,000,000 Class B Shares, 50,000,000 Class C common shares of beneficial interest, par value $0.01 per share, and 50,000,000 preferred shares of beneficial interest. As of the date of this Agreement, no shares of beneficial interest of the Company are issued and outstanding.

(b) The number of Partnership Units that may be issued by the Operating Partnership is not limited by the Operating Partnership’s organizational documents. As of the date of this Agreement, no Partnership Units are issued and outstanding. The Company is the sole general partner of the Operating Partnership.

3.3. Authorization. The execution, delivery and performance of this Agreement (the “Transactions”) have been duly authorized by all necessary action on the part of the Company and on the part of the Operating Partnership, and this Agreement is a valid and binding obligation of each of the Company and the Operating Partnership, enforceable against each of them in accordance with its terms, subject to the limitation of such enforcement by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).

3.4. Valid Issuance of Exchange Interests. The Exchange Units have been duly authorized by all necessary limited partnership action of the Operating Partnership. When issued and sold against receipt of the consideration therefor, the Exchange Units will be validly issued, fully paid and nonassessable. The Exchange Shares have been duly authorized by all necessary trust action of the Company. When issued and sold against receipt of the consideration therefor, the Exchange Shares will be validly issued, fully paid and nonassessable.

3.5. Non-Contravention; No Consents. The execution, delivery and performance of this Agreement, and the consummation by the Company and by the Operating Partnership of the Transactions, does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the organizational documents of the Company or of the Operating Partnership, (ii) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement binding upon the Company, the Operating Partnership or any of their respective Subsidiaries or (iii) any permit, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Company, the Operating Partnership or any of their respective Subsidiaries, other than in the cases of clauses (ii) and (iii) as would not reasonably be expected to have a material adverse effect on the Company, the Operating Partnership and their respective Subsidiaries, taken as a whole. Assuming the accuracy of the representations of the Holders set forth herein, other than as have been obtained prior to the date of this Agreement, no material consent, approval, order or authorization of, or material registration, declaration or filing with, any Governmental Authority is required on the part of the Company, the Operating Partnership or any of their respective Subsidiaries in connection with the execution, delivery and performance by the Company and the Operating Partnership of this Agreement and the consummation by the Company and the Operating Partnership of the Transactions.

4. Representations and Warranties of the Holders. The Holders hereby represent and warrant to the Company and the Operating Partnership, as of the date hereof and as of the Closing, as follows:

4.1. Organization; Ownership. ESL Partners, L.P. is a Delaware limited partnership and is duly organized, validly existing and in good standing under the laws of Delaware and has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

4.2. Authorization. The Transactions have been duly authorized by all necessary corporate or equivalent action on the part of each Holder, and this Agreement is a valid and binding obligation of each Holder, enforceable against it in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions.

4.3. Non-Contravention; No Consents. The execution, delivery and performance of this Agreement by the Holders, and the consummation by the Holders of the Transactions, does not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (i) the organizational documents of any of the Holders, (ii) any mortgage, note, indenture, deed of trust, lease, loan agreement or other agreement binding upon any of the Holders or (iii) any permit, license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Holders or any of their respective Subsidiaries, other than in the cases of clauses (ii) and (iii) as would not reasonably be expected to adversely affect or delay the consummation of the Transactions by the Holders. Assuming the accuracy of the representations of the Company and the Operating Partnership set forth herein, other than as have been obtained prior to the date of this Agreement, no material consent, approval, order or authorization of, or material registration, declaration or filing with, any Governmental Authority is required on the part of the Holders or any of their respective Subsidiaries in connection with the execution, delivery and performance by the Holders of this Agreement and the consummation by the Holders of the Transactions.

4.4. SHC Securities and Rights.

(a) As of the record date for the Rights Offering, the Holders owned of record, and, to the Holders’ knowledge, the Holders Beneficially Owned, (a) shares of SHC

Common Stock as set forth on Exhibit A (the “Holder Shares”) and (b) no other (i) voting securities, or securities of SHC or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities, of SHC, (ii) options or other rights to acquire from SHC any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of SHC or (iii) equity equivalent interests in the ownership or earnings of SHC, other than as set forth on Exhibit A.

(b) A Holder owns and has valid title to each of the Holder Shares, free and clear of any and all liens. Other than this Agreement, no Holder is party to any option, warrant, purchase right or other contract or commitment obligating it to sell, transfer, pledge or otherwise dispose of the Holder Shares or to any voting trust, proxy or other agreement or understanding with respect to the voting of the Holder Shares.

(c) As of the Closing, a Holder owns and has valid title to each of the Excess Rights, free and clear of any and all liens. As of the Closing, other than this Agreement, no Holder is party to any option, warrant, purchase right or other contract or commitment obligating it to sell, transfer, pledge or otherwise dispose of the Excess Rights or to any voting trust, proxy or other agreement or understanding with respect to the voting of the Excess Rights.

4.5. Securities Act Representations. Each Holder is an accredited investor (as defined in Rule 501 of the Securities Act) and is aware that the issuance and exchange of Exchange Interests is being made in reliance on a private placement exemption from registration under the Securities Act. Each Holder is acquiring the Exchange Interests for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such Exchange Interests in violation of the Securities Act. Each Holder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Exchange Interests and is capable of bearing the economic risks of such investment. Each Holder has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

4.6. Brokers and Finders. None of the Holders nor any of their respective officers, directors, employees or agents has utilized any broker, finder, placement agent or financial advisor or incurred any liability for any brokers’, finders’ or similar fees or commissions in connection with any of the Transactions which are or may become payable by the Company or any of its Subsidiaries.

4.7. No Additional Representations.

(a) The Holders acknowledge that neither the Company nor the Operating Partnership makes any representation or warranty as to any matter whatsoever except as expressly set forth in Section 3, and specifically (but without limiting the generality of the foregoing), that neither the Company nor the Operating Partnership makes any representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to the Holders (or any of their Affiliates or their respective, officers, trustees or employees) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (ii) the future business and operations of the Company and its Subsidiaries, and none of the Holders relied on such information or any other representations or warranties not set forth in Section 3.

(b) Each Holder has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each Holder has been provided sufficient access for such purposes. Except for the representations and warranties expressly set forth in Section 3 by the Company and the Operating Partnership in accordance with the terms hereof, in entering into this Agreement, each Holder has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries, and each Holder acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, its Subsidiaries or any of their respective affiliates, shareholders, controlling persons or representatives that are not expressly set forth in Section 3, whether or not such representations, warranties or statements were made in writing or orally. Each Holder acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3, (i) the Company or the Operating Partnership does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Transactions and no Holder is relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no person has been authorized by the Company or the Operating Partnership to make any representation or warranty relating to either of them or their respective businesses or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by the Holders as having been authorized by the Company or the Operating Partnership, and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Holders or any of their respective Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Company or the Operating Partnership unless any such materials or information is the subject of any express representation or warranty set forth in Section 3 of this Agreement.

5. Covenants.

5.1. Taking of Necessary Action. Each of the parties hereto agrees to use its reasonable best efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions. In case at any time before or after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall, at such party’s expense, take all such necessary action as may be reasonably requested by another party to this Agreement.

5.2. Securities Laws; Legends.

(a) Each Holder acknowledges and agrees that as of the Closing the Exchange Interests will not have been registered under the Securities Act or the securities laws of any state and that they may be sold or otherwise disposed of only in one or more transactions registered under the Securities Act and, where applicable, such laws, or as to which an exemption from the registration requirements of the Securities Act and, where applicable, such laws, is available. Each Holder acknowledges that it has no right to require the Company or the Operating Partnership to register the Exchange Interests. Each Holder further acknowledges and agrees that any certificate for the Exchange Units shall bear a legend substantially as set forth in paragraph (b) of this Section 5.2 (and any Exchange Units evidenced in book entry form shall contain appropriate comparable notation and reflect related stop transfer instructions) and any certificate for the Exchange Shares shall bear a legend substantially as set forth in paragraph (c) of this Section 5.2 (and any Exchange Shares evidenced in book entry form shall contain appropriate comparable notation and reflect related stop transfer instructions).

(b) Any certificates for the Exchange Units shall bear legends in substantially the following form:

THE COMMON UNITS REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE PARTNERSHIP AGREEMENT AS OF [●], 2015 AS IT MAY BE AMENDED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE PARTNERSHIP). EXCEPT AS OTHERWISE PROVIDED IN SUCH AGREEMENT, NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE COMMON UNITS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR (B) IF THE PARTNERSHIP HAS BEEN FURNISHED WITH A SATISFACTORY OPINION OF COUNSEL FOR THE HOLDER THAT SUCH TRANSFER, SALE ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE ACT AND THE RULES AND REGULATIONS IN EFFECT THEREUNDER.

(c) Any certificates for the Exchange Shares shall bear legends in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO A REGISTRATION IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(d) When issued pursuant hereto, any certificates evidencing the Exchange Interests shall also bear any legend required by any applicable state blue sky law.

(e) Any holder of Exchange Units may request the Operating Partnership, and any holder of Exchange Shares may request the Company, to remove any or all of the legends described in this Section 5.2 from the certificates evidencing such Exchange Units or Exchange Shares, as applicable, by submitting to the Operating Partnership or the Company, as applicable, such certificates, together with an opinion of counsel reasonably satisfactory to the Operating Partnership or the Company, as applicable, to the effect that such legend or legends are no longer required under the Securities Act or applicable state laws, as the case may be.

5.3. Proportional Surrender. Each Holder hereby agrees that from and after the Closing, upon any sale, transfer or other disposition (a “Transfer”) of one or more Exchange Units to any Person other than an Affiliate of the Holders, it shall surrender to the Company as promptly as practicable a number of Class B Shares equal to the product obtained by multiplying (a) the number of Class B Shares then held by such Holder by (b) the quotient obtained by dividing (i) the number of Exchange Units subject to such Transfer by such Holder by (ii) the number of Exchange Units held by such Holder immediately prior to such Transfer, rounded down to the nearest whole number; provided, that upon any Transfer of one or more Exchange Units to any Affiliate of the Holders, the foregoing surrender obligation shall be assumed by such Affiliate and shall apply in the event of any Transfer by such Affiliate to any Person other than Affiliate of the Holders.

6. Termination.

6.1. Conditions of Termination. Notwithstanding anything to the contrary contained in this Agreement, this Agreement:

(a) may be terminated at any time:

(i) by mutual consent of SHC, the Company and the Holders;

(ii) by either the Company, on the one hand, or the Holders, on the other hand, if any temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other Law prohibiting, restraining or rendering illegal the consummation of the Transactions shall be in effect and shall have become final and nonappealable; or

(b) shall be terminated automatically if at any time SHC publicly announces that it has determined to cancel the Rights Offering.

6.2. Effect of Termination. In the event of any termination pursuant to Section 6.1, this Agreement shall become null and void and have no effect, with no continuing obligation or liability on the part of the Company, the

Operating Partnership or the Holders, or their respective directors, officers, agents or stockholders, with respect to this Agreement, provided that nothing herein shall relieve any party of any liability for its willful breach.

7. Miscellaneous Provisions.

7.1. Survival of Representations and Warranties. All covenants and agreements contained herein, other than those which by their terms apply in whole or in part after the Closing, shall terminate as of the Closing. The representations and warranties contained in Section 3 and Section 4 shall survive the Closing until the expiration of the applicable statute of limitations.

7.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by facsimile, by email or sent by overnight courier as follows:

If to the Holders, to:

c/o ESL Investment, Inc.

1170 Kane Concourse, Suite 200

Bay Harbor Islands, Florida 33154

Attention: Harold Talisman

Fax: 305-864-1370

Email: harold@eslinvest.com

If to the Company and/or the Operating Partnership, to:

Seritage Growth Properties

c/o Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Attention: General Counsel

Email: mfernand@seritage.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Robin Panovka

Fax: (212) 403-2000

Email: RPanovka@wlrk.com

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

7.3. Entire Agreement; Third Party Beneficiaries; Amendment. This Agreement, together with the Partnership Agreement (when executed), sets forth the entire agreement between the parties hereto with respect to the Transactions and is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

7.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same documents. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

7.5. Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in any court referred to in this Section 7.5 and such parties agree not to plead or claim the same. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY

7.6. Expenses. Except as otherwise expressly provided herein, each party hereto shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement and the Transactions.

7.7. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, each of the Company’s, the Operating Partnership’s and the Holders’ respective successors and assigns, and no other person.

7.8. Severability. If any provision of this Agreement is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the Transactions is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

7.9. Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

7.10. Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

*    *    *    *    *    *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SERITAGE GROWTH PROPERTIES

By:	/s/ Matthew Fernand
Name:	Matthew Fernand
Title:	Executive Vice President & General Counsel

SERITAGE GROWTH PROPERTIES, L.P.

By:	/s/ Matthew Fernand
Name:	Matthew Fernand
Title:	Executive Vice President & General Counsel

[Signature Page to Exchange Agreement]

ESL PARTNERS, L.P.

By:	/s/ Edward S. Lampert
Name:	Edward S. Lampert
Title:	Chief Executive Officer of the General Partner

EDWARD S. LAMPERT

By:	/s/ Edward S. Lampert

[Signature Page to Exchange Agreement]

EXHIBIT A

SHC COMMON STOCK

HOLDER ENTITY	NUMBER OF SHARES BENEFICIALLY OWNED AS OF JUNE 11, 2015
ESL Partners, L.P.	58,068,117 (1)(2)
Edward S. Lampert	61,516,000 (1)(4)

(1) This number includes 25,547,095 shares of SHC Common Stock held by Edward S. Lampert and 5,700,163 shares of SHC Common Stock that Mr. Lampert has the right to acquire within 60 days pursuant to warrants held by Mr. Lampert. ESL Partners, L.P. (“Partners”) has entered into a Lock-Up Agreement with Mr. Lampert that restricts the purchase and sale of securities owned by Mr. Lampert. Pursuant to the Lock-Up Agreement, Partners may be deemed to have shared dispositive power over, and to indirectly beneficially own, securities owned by Mr. Lampert. Mr. Lampert may also be deemed to have shared dispositive power over, and to indirectly beneficially own, such securities.

(2) This number includes 21,992,640 shares of SHC Common Stock held by Partners and 4,828,219 shares of SHC Common Stock that Partners has the right to acquire within 60 days pursuant to warrants held by Partners.

(3) This number includes 21,992,640 shares of SHC Common Stock held by Partners, 4,828,219 shares of SHC Common Stock that Partners has the right to acquire within 60 days pursuant to warrants held by Partners, 1,939,872 shares of SHC Common Stock held by SPE I Partners, LP, a Delaware limited partnership, 2,494,783 shares of SHC Common Stock held by SPE Master I, LP, a Delaware limited partnership, 10,230 shares of SHC Common Stock held by ESL Institutional Partners, L.P., a Delaware limited partnership (“Institutional”), 2,111 shares of SHC Common Stock that Institutional has the right to acquire within 60 days pursuant to warrants held by ESL Institutional Partners, L.P., a Delaware limited partnership, 747 shares of SHC Common Stock held by CRK LLC, a Delaware limited liability company (“CRK LLC”) and 140 shares of SHC Common Stock that CRK LLC has the right to acquire within 60 days pursuant to warrants held by CRK LLC. Mr. Lampert is the Chairman, Chief Executive Officer and Director of, and may be deemed to indirectly beneficially own securities owned by, ESL Investments, Inc., a Delaware corporation.

A-1